EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Scott Wallace, Chairman of the Board, President, and CEO (503) 205-1500

GARDENBURGER ANNOUNCES
SECOND QUARTER FISCAL 2003 RESULTS

PORTLAND, Ore., May 2, 2003 – Gardenburger, Inc. (OTCBB: GBUR) today reported financial results for the Company’s second quarter of fiscal 2003.  Net revenues were $12.4 million for the quarter ended March 31, 2003, compared to $11.6 million for the quarter ended March 31, 2002.  The second quarter net loss available for common shareholders was $2.5 million, or $0.28 per share. The net loss available for common shareholders for the second quarter of fiscal 2002 was $2.8 million, or $0.31 per share, and included expenses of $730,000 for debt restructuring.

“We are pleased with our sales results for the second quarter of fiscal 2003,” said Scott Wallace, Chairman of the Board, President and Chief Executive Officer of Gardenburger, Inc.  “Sales for the quarter were a 7% improvement over the second quarter of fiscal 2002.  New product sales for our new Herb Crusted Cutlet and Crispy Nugget products are going well and this quarter we launched two additional products, Barbecued Chicken and Meatless Meatloaf, which are just now reaching the grocery shelves.”

Second Quarter Results

For the second quarter of fiscal 2003, Gardenburger posted a gross margin of 35 percent, compared to 40 percent during the comparative quarter last year.  The reduced gross margin is attributable to new product startup costs, increased trade promotion discounts and new product placement costs.

Selling and marketing expense for the second quarter of fiscal 2003 was $3.4 million, compared to $3.3 million for the second quarter of fiscal 2002.  The higher expense level is due to increased variable selling costs and inventory storage costs.  General and administrative costs for the quarter were $1.0 million and at a comparable level to the second quarter of fiscal 2002.

In the second quarter of fiscal 2002 other non-operating expense included one-time expenses of $730,000 associated with the refinancing of the Company’s debt and the addition of an $8.0 million term loan related to the purchase of manufacturing equipment in January 2002.

Founded in 1985 by GardenChef Paul Wenner™, Gardenburger, Inc. is an innovator in meatless, low-fat food products. The Company distributes its flagship Gardenburger® veggie patty to more than 30,000 food service outlets throughout the United States and Canada.  Retail customers include more than 24,000 grocery, natural food and club stores. Based in Portland, Ore., the Company currently employs approximately 180 people.

Statements in this press release about future events or performance are forward-looking statements that are necessarily subject to risk and uncertainty. The Company’s actual results could be quite different. Important factors that could affect results include the Company’s dependence on product acceptance, the Company’s ability to execute its distribution plan, effectiveness of the Company’s sales and marketing efforts, and intense competition in the veggie burger and other meat alternatives industry, which the Company believes will continue. Other important factors that could affect results are set forth in the Company’s Annual Report on Form 10-K for the year ended September 30, 2002 and the Company’s 2002 Annual Report to shareholders. Although forward-looking statements help provide complete information about the Company, investors should keep in mind that forward-looking statements are inherently less reliable than historical information.

Gardenburger, Inc.

Analysis of Statements of Earnings

Unaudited

	FISCAL QUARTER ENDED				FISCAL 6 MONTHS YTD
	31-Mar 2003	31-Mar 2002	CHANGE DOLLARS	%	31-Mar 2003	31-Mar 2002	CHANGE DOLLARS	%

Net Sales	12,408,000	11,603,000	805,000	7%	21,397,000	22,450,000	(1,053,000)	-5%

Cost of goods sold	8,041,000	6,970,000	1,071,000	15%	13,666,000	13,634,000	32,000	0%
Gross profit	4,367,000	4,633,000	(266,000)	-6%	7,731,000	8,816,000	(1,085,000)	-12%
MARGIN	35%	40%			36%	39%

Operating expenses:
Sales & marketing	3,440,000	3,338,000	102,000	3%	6,638,000	6,361,000	277,000	4%
General & administrative	996,000	1,049,000	(53,000)	-5%	1,980,000	2,172,000	(192,000)	-9%
Other general expenses (income)	3,000	(117,000)	120,000	103%	4,000	(415,000)	419,000	101%
Total Operating expenses	4,439,000	4,270,000	169,000	4%	8,622,000	8,118,000	504,000	6%

Operating income (loss)	(72,000)	363,000	(435,000)	-120%	(891,000)	698,000	(1,589,000)	-228%

Other income (expense):
Interest income	3,000	6,000	(3,000)	-50%	7,000	22,000	(15,000)	-68%
Interest expense	(1,113,000)	(1,105,000)	(8,000)	1%	(2,219,000)	(1,514,000)	(705,000)	47%
Debt restructuring costs, net	—	(730,000)	730,000	-100%	—	(730,000)	730,000	-100%
Total other income (expense)	(1,110,000)	(1,829,000)	719,000	-39%	(2,212,000)	(2,222,000)	10,000	0%

Loss before cumulative effect of a change in accounting principle and preferred dividends	(1,182,000)	(1,466,000)	284,000	19%	(3,103,000)	(1,524,000)	(1,579,000)	-104%
Cumulative effect of a change in accounting for goodwill	—	—	—		411,000	—	411,000
Loss before preferred dividends	(1,182,000)	(1,466,000)	284,000		(3,514,000)	(1,524,000)	(1,990,000)
Preferred dividends	1,294,000	1,322,000	(28,000)		2,588,000	2,414,000	174,000
Net loss available for common shareholders	(2,476,000)	(2,788,000)	312,000		(6,102,000)	(3,938,000)	(2,164,000)

Basic and diluted loss per share before cumulative effect of a change in accounting principle and preferred dividends	(0.13)	(0.16)			(0.34)	(0.17)

Basic and diluted loss per share for cumulative effect of a change in accounting principle	—	—			(0.05)	—

Basic and diluted net loss per share available for common shareholders	(0.28)	(0.31)			(0.68)	(0.44)

Shares used in per share calculations	9,002,101	9,002,101			9,002,101	9,002,101

Gardenburger, Inc.

Balance Sheet

(unaudited)

	Mar-03	Sep-02
ASSETS

Current Assets:

Cash & cash equivalents	1,258,000	2,760,000
Accounts receivable, net	3,300,000	3,127,000
Inventories, net	10,341,000	9,093,000
Prepaid expenses	2,292,000	1,566,000
Total current assets	17,191,000	16,546,000

Net fixed assets	12,633,000	13,033,000
Other assets, net	912,000	1,483,000

TOTAL ASSETS	30,736,000	31,062,000

LIABILITIES & SHAREHOLDERS’ EQUITY (DEFICIT)

Current Liabilities:

Short-term note payable	4,542,000	1,116,000
Current portion of long-term debt	1,583,000	1,901,000
Accounts payable	1,861,000	2,340,000
Payroll and related liabilities payable	747,000	722,000
Other current liabilities	908,000	222,000
Total Current Liabilities	9,641,000	6,301,000

Long-Term Debt, less current maturities	5,850,000	6,540,000
Convertible Notes Payable	18,134,000	17,596,000

Convertible Redeemable Preferred Stock	48,423,000	45,835,000

Shareholders’ Equity (Deficit):
Common stock	11,189,000	11,189,000
Capital paid in surplus	12,500,000	12,500,000
Retained deficit	(75,001,000)	(68,899,000)
Total Shareholders’ Equity (Deficit)	(51,312,000)	(45,210,000)

TOTAL LIABILITIES & EQUITY	30,736,000	31,062,000